UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	July 8, 2010

DIMECO, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	0-49637	23-2250152
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

820 Church Street, Honesdale, Pennsylvania	18431
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:                                                                                     (570) 253-1970

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

DIMECO, INC.

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain
Officers; Compensatory Arrangements of Certain Officers

Effective as of July 8, 2010, Todd J. Stephens was appointed to the Boards of Directors of the Registrant and its principal subsidiary, The Dime Bank.  Mr. Stephens will be a member of the Board Loan Committee. There was no arrangement or understanding between Mr. Stephens and any other person pursuant to which he was selected as a director.  There were no material transactions since the beginning of the last fiscal year in which the Company was a party and Mr. Stephens, had an interest other than loans made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender and which did not involve more than the normal risk of collectibility or present other unfavorable features.  There is no material plan, contract or arrangement in which he will participate or become a party as a result of his appointment or any grant or award in connection with his appointment although he may participate in future grants under the existing 2010 Equity Incentive Plan.  For further information, reference is made to the Registrant's press release, dated July 6, 2010, which is filed as Exhibit 99.1 hereto.

Item 9.01.                      Financial Statements and Exhibits

(d)           The following exhibits are filed with this report.

Number               Description

99.1                      Press Release, dated July 6, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIMECO, INC.
Date: July 12, 2010	By:	/s/Maureen H. Beilman
Maureen H. Beilman Chief Financial Officer (Duly Authorized Representative)